EXHIBIT 99.1

FOR IMMEDIATE RELEASE: JULY 16, 2008

LEGGETT & PLATT DIVESTS ALUMINUM PRODUCTS SEGMENT

Carthage, MO, July 16, 2008 —

•	Leggett received $300 million in cash, a $25 million subordinated note, and preferred stock.

•	6 other (much smaller) business units remain on track for 2008 divestiture or liquidation.

Diversified manufacturer Leggett & Platt announced that the divestiture of its Aluminum Products segment closed today, July 16. Leggett received $300 million in cash, a $25 million subordinated note, and shares of preferred stock (with value not to exceed $25 million, dependent upon the segment’s future performance). This transaction did not result in a significant book gain or loss. As previously announced, Leggett intends to use a substantial portion of the cash proceeds to repurchase its stock.

The divestiture is part of a broad strategic plan, first announced last November, that includes, among other things, elimination of approximately one-fifth of Leggett’s business portfolio via the sale or liquidation of seven business units. Of the seven units (which collectively generate about $900 million in annual revenue), the company’s Aluminum Products segment is the largest, and is North America’s largest independent manufacturer of non-automotive aluminum die castings. Existing senior management of the Aluminum Products segment will continue to lead the operations for the new owner, and will become significant equity participants in the acquired company.

President and CEO David S. Haffner remarked, “We are pleased to report the completion of this transaction, which generates approximately $300 million of after-tax cash proceeds immediately, and also provides potential future value in the form of a subordinated note and preferred stock. From an overall perspective, we have now received 75% of the $400 million of after-tax cash proceeds we originally anticipated from the divestiture of our seven targeted business units. While cognizant of the ongoing difficult market environment for M&A transactions, we are diligently proceeding with, and optimistic about, the disposition of our six remaining business units during 2008. All of this activity, and the corresponding use of a substantial portion of the cash proceeds to repurchase our stock, is directly correlated to our strategic plan and its sharp focus upon improving total shareholder return.”

Leggett’s second quarter results will be released after the market closes on Thursday, July 17. A conference call, at 8:00 a.m. Central on Friday, July 18, can be accessed via Leggett’s website or by dialing (303) 262-2053.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s continuing operations are composed of 21 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations